UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               -------------------

                                    FORM 8-K

                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of report (Date of earliest event reported): April 14, 2005

                         VOLT INFORMATION SCIENCES, INC.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)


          New York                       1-9232                  13-5658129
----------------------------        -----------------        -------------------
(State or Other Jurisdiction          (Commission            (I.R.S. Employer
      of Incorporation)               File Number)           Identification No.)


560 Lexington Avenue, New York, New York                          10022
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(Address of Principal Executive Offices)                       (Zip Code)

                                 (212) 704-2400
              ----------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)

                                 Not Applicable
          -------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.        Entry into a Material Definitive Agreement.
                  ------------------------------------------

Effective April 14, 2005, Volt Information Sciences, Inc. (the "Company") amended its expiring 364-day $30.0 million secured, syndicated, revolving credit agreement ("Credit Agreement") to, among other things, extend the term for 3 years and increase the credit facility ("Credit Facility") established under the Credit Agreement to $40.0 million. JPMorgan Chase Bank, N.A., continues as the administrative agent and arranger for the Credit Facility, and as a lender thereunder. The other three lenders under the expiring credit facility, Mellon Bank, N.A., Wells Fargo Bank, N.A. and Lloyd TSB Bank Plc, also continue as lenders under the Credit Facility. In addition, Bank of America, N.A. (through its affiliate, Fleet National Bank), has been added as a lender under the Credit Facility.

The Credit Facility permits U. S. Dollar, British Pound Sterling and Euro borrowing by the Company and by designated subsidiaries. Also unchanged, up to $15.0 million may be used for letters of credit issued for the account of the Company and borrowings by subsidiaries are limited to $25.0 million in the aggregate. As amended, in lieu of the previous borrowing base formulation, the Credit Agreement now only requires the maintenance of specified accounts receivable collateral in excess of any outstanding borrowings.

Similar to the expiring facility, borrowings under the Credit Facility are to bear interest at various rate options selected by the Company at the time of each borrowing. Certain rate options, together with a facility fee, are based on a leverage ratio, as defined, and are also dependent upon the debt rating of the Credit Facility. However, facility fees were reduced and the loan pricing formula was improved under the amendment. At April 14, 2004, no borrowings or letters of credit were outstanding under the Credit Facility. If any borrowings had been made on such date, the interest rate thereon would have been approximately 3.75% per annum for a 30 day U.S. Dollar borrowing. At April 14, 2005, the facility fee under the Credit Facility was 0.25% per annum.

The Credit Agreement provides for the maintenance of various financial ratios and covenants, and imposes limitations on, among other things, the incurrence of additional indebtedness, the incurrence of additional liens, sales of assets, the level of annual capital expenditures, and the amount of investments and loans that may be made by the Company and its subsidiaries. All of these restrictions are unchanged from the expiring agreement and at April 14, 2005, the Company was in compliance with all covenants in the Credit Agreement.

Five subsidiaries of the Company remain guarantors of all loans made to the Company or to subsidiary borrowers under the Credit Facility. Except as noted above, terms and conditions are substantially unchanged from the expiring facility.

On April 14, 2005, the Company issued a press release reporting that it had amended the Credit Agreement as described above and amended the Receivables Purchase Agreement as described in the Form 8-K filed by the Company on April 14, 2005.

Item 9.01  Financial Statements, Pro Forma Financial Information and Exhibits.
           ------------------------------------------------------------------

     (c)  Exhibits:

          99.1 Second Amended and Restated Credit Agreement, dated as of April 11, 2005, among Volt Information Sciences, Inc. and Gatton Volt Consulting Group Limited, as borrowers, DataNational, Inc., Volt Directories S.A., Ltd., Volt Telecommunications Group, Inc., DataNational of Georgia, Inc. and VMC Consulting Corporation, as guarantors, the lenders party thereto, and JPMorgan Chase Bank, as administrative agent.

          99.2 Volt  Information  Sciences,  Inc.  Press Release dated April 14,
               2005.

                               S I G N A T U R E S

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                           VOLT INFORMATION SCIENCES, INC.



Date:    April 19, 2005                    By:  /s/ Ludwig M. Guarino
                                                -------------------------------
                                                Ludwig M. Guarino, Treasurer

                                  EXHIBIT INDEX
                                  -------------

Exhibit
Number         Description
------         -----------

99.1 Second Amended and Restated Credit Agreement, dated as of April 11, 2005, among Volt Information Sciences, Inc. and Gatton Volt Consulting Group Limited, as borrowers, DataNational, Inc., Volt Directories S.A., Ltd., Volt Telecommunications Group, Inc., DataNational of Georgia, Inc. and VMC Consulting Corporation, as guarantors, the lenders party thereto, and JPMorgan Chase Bank, as administrative agent.

99.2           Volt  Information  Sciences,  Inc.  Press Release dated April 14,
               2005.